Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of our reports dated March 7, 2012, relating to the consolidated financial statements and financial statement schedule of The E.W. Scripps Company and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding The E.W. Scripps Company’s adoption of Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income), and the effectiveness of The E.W. Scripps Company and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of The E.W. Scripps Company for the year ended December 31, 2011.
Form S-8:
333-27621
333-89824
333-125302
333-27623
333-40767
333-120185
333-151963
333-167089
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
March 7, 2012